                                                                   EXHIBIT 10.69

January 19, 1999



Mr. Bernard Gutmann
SCG Group Controller
Motorola, Inc.
5005 East Mc Dowell Road, MD C210
Phoenix, AZ 85008


RE:  Conditional Agreement Reached on Conversion of Debt to Equity


Dear Bernard:

On Friday, January 15, 1999, Transpac conditionally agreed to a debt-for-equity conversion essentially as outlined in the proposal submitted by Microelectronic Packaging, Inc. ("MPI") and its investment banker and financial advisors, L. H, Friend, Weinress, Frankson & Presson, Inc. ("LH Friend"). Transpac's acceptance of the attached proposal is conditional upon agreement of the same proposal by the majority of the remaining creditors. In addition, in fairness to all seven creditors and due to financial constraints, MPI could not complete this conversion without the acceptance by all of the creditors.

We are hopeful that Motorola will accept the attached proposal. If you agree, your acceptance of this proposal will, of course, be subject to 1) the completion and execution of a definitive agreement to be drafted by MPI's legal counsel, and 2) the approval by MPI's shareholders. MPI will obtain a fairness opinion relating to conversion on these terms from LH Friend, and MPI anticipates its shareholders will approve the conversion at a special meeting of shareholders to be held in mid to late March, 1999.

In the attached proposal summary, MPI will convert the Asian debt into MPI Preferred Stock which will be convertible into MPI Common Stock on a one-for-one basis at $0.51 per share. Considering Motorola's Settled Debt amount of $887,331.00, Motorola would receive sufficient Preferred Stock to convert into a minimum of 1,739,865 shares of MPI common Stock. For your information, MPI's common shares closed at $0.47 on Friday, January 15, 1999 and traded as high as $0.63 last week.

Mr. Bernard Gutmann
Page 2


Now that Transpac has conditionally agreed to this proposal, we need your concurrence by signing your acceptance at the bottom of this letter. As indicated, we will immediately commence preparation of the legal documents for you and your legal advisors' review. All creditors will receive the identical conversion rate of $0.51 per share; this will be so noted in the agreement between MPI and each creditor.

Thank you kindly for all your help in our efforts to complete this debt-for-equity conversion. Please call me at 619-292-7000, ext3014 if you have any questions or desire further information.

Best Regards,

       /s/ DENIS J. TRAFECANTY
       ----------------------
       Denis J. Trafecanty
       Senior Vice President
       Chief Financial Officer



CC:  Andrew K. Wrobel, Chairman, CEO and President, MPI
     Robert W. Campbell, Managing Director, LH Friend
     Van E. Haynie, Esq., Ross, Dixon & Bell



AGREED AND ACCEPTED:



       /s/ BERNARD GUTMANN            21 Jan 99
       -------------------            ---------
       Bernard Gutmann                Date
       SCG Group Controller

                        MICROELECTRONIC PACKAGING, INC.

                                SUMMARY OF TERMS
                        CONVERSION OF DEBT FOR SERIES A
                          CONVERTIBLE PREFERRED STOCK

The Agreement to convert the debt held by the Asian creditors into Series A Convertible Preferred Stock (the "Debt Conversion") on the following terms:

TYPE OF SECURITY:       Series A Convertible Preferred Stock (the "Preferred
                        Stock)

PRICE PER SHARE:        $0.51

PREFERRED STOCK
ISSUED TO MOTOROLA:     1,739,865 shares

DIVIDEND RATE:          Cumulative at 3.5% per annum ($0.0179 per share)

CONVERSION RATIO:       Each share of Preferred Stock will be convertible 1
                        share of MPI Common Stock

GENERAL: The rights, preferences and privileges of the Preferred Stock will be senior over Common Stock, unless otherwise noted. Usual and customary liquidation preferences, voting and registration rights will apply.